ISSUER FREE WRITING PROSPECTUS Filed Pursuant to Rule 433 Registration Statement No. 333-283969 Dated August 28, 2026
Dual Directional Buffered PLUS Based on the Value of the Russell 2000® Index due October 4, 2028
Buffered Performance Leveraged Upside SecuritiesSM
Principal at Risk Securities
This document provides a summary of the terms of the Dual Directional Buffered Performance Leveraged Upside SecuritiesSM (the “Dual Directional Buffered PLUS” or “Buffered PLUS”). Investors should carefully review the accompanying preliminary pricing supplement for the Buffered PLUS, the accompanying product supplement, the underlier supplement and the prospectus, as well as the “Risk Considerations” section below, before making an investment decision.
The Buffered PLUS do not guarantee the full return of principal at maturity and you could lose some and up to 85.00% of your investment. The Buffered PLUS are senior debt securities issued by The Toronto-Dominion Bank (“TD”), and all payments on the Buffered PLUS are subject to the credit risk of TD. As used in this document, “we,” “us,” or “our” refers to The Toronto-Dominion Bank and its subsidiaries.
SUMMARY TERMS
Issuer:	The Toronto-Dominion Bank
Issue:	Senior Debt Securities, Series H
Underlying index:	Russell 2000® Index (Bloomberg Ticker: “RTY”)
Stated principal amount:	$1,000.00 per Buffered PLUS
Issue price:	$1,000.00 per Buffered PLUS
Minimum investment:	$1,000.00 (1 Buffered PLUS)
Coupon:	None
Pricing date:	September 16, 2026
Original issue date:	September 21, 2026 (3 business days after the pricing date; see preliminary pricing supplement).
Valuation date:	September 29, 2028, subject to postponement for certain market disruption events and as described in the accompanying product supplement.
Maturity date:	October 4, 2028, subject to postponement for certain market disruption events and as described in the accompanying product supplement.
Payment at maturity per Buffered PLUS:
■          If the final index value is greater than the initial index value:
$1,000.00 + leveraged upside payment
In no event will the payment at maturity exceed the maximum upside payment at maturity.
■          If the final index value is less than or equal to the initial index value, but not by more than the buffer amount:
$1,000.00+ ($1,000.00 × absolute underlying return)
In this scenario, you will receive a 1% positive return on the Buffered PLUS for each 1% negative return on the underlying index. In no event will this amount exceed the stated principal amount plus $150.00. You will not benefit from the leverage feature in this scenario.
■          If the final index value is less than the initial index value by more than the buffer amount:
  $1,000.00 + [$1,000.00 × (underlying return + buffer amount)]
If the final index value is less than the initial index value by more than the buffer amount, you will lose 1% for every 1% that the final index value falls below the initial index value in excess of the buffer amount and could lose up to 85.00% of your investment in the Buffered PLUS.

Underlying return:	(final index value – initial index value) / initial index value
Absolute underlying return:	The absolute value of the underlying return. For example, a -5% underlying return will result in a +5% absolute underlying return.
Upside leverage factor:	150%
Leveraged upside payment:	$1,000.00 × upside leverage factor × underlying return
Buffer amount:	15.00%
Maximum upside gain:	21.18%
Maximum upside payment at maturity:	$1,211.80 per Buffered PLUS (121.18% of the stated principal amount)
Initial index value:	The index closing value of the underlying index on the pricing date, as may be adjusted in the case of certain adjustment events as described in the accompanying product supplement
Final index value:	The index closing value of the underlying index on the valuation date, as may be adjusted in the case of certain adjustment events as described in the accompanying product supplement
CUSIP/ISIN:	89115NED2 / US89115NED21
Listing:	The Buffered PLUS will not be listed or displayed on any securities exchange or any electronic communications network.
Commission:	$25.00 per stated principal amount.
Estimated value on the pricing date:	Expected to be between $935.00 and $970.00 per Buffered PLUS. See “Risk Factors” in the preliminary pricing supplement.
Preliminary pricing supplement	http://www.sec.gov/Archives/edgar/data/947263/000114036126034820/ef20081186_424b2.htm
HYPOTHETICAL PAYOUT
The below are based on an upside leverage factor of 150%, a buffer amount of 15.00% and maximum upside gain of 21.18% and are purely hypothetical (the actual terms of your Buffered PLUS will be determined on the pricing date and will be specified in the final pricing supplement).
Hypothetical Payment at Maturity

Underlying Return	Payment at Maturity
+40.00%	$1,211.80
+30.00%	$1,211.80
+20.00%	$1,211.80
+14.12%	$1,211.80
+10.00%	$1,150.00
+5.00%	$1,075.00
0.00%	$1,000.00
-5.00%	$1,050.00
-10.00%	$1,100.00
-15.00%	$1,150.00
-20.00%	$950.00
-30.00%	$850.00
-40.00%	$750.00
-50.00%	$650.00
-75.00%	$400.00
-100.00%	$150.00

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You will find a link to the accompanying preliminary pricing supplement for the Buffered PLUS above and links to the accompanying product supplement, underlier supplement and prospectus for the Buffered PLUS under “Additional Information About TD and the Buffered PLUS” in the preliminary pricing supplement, which you should read and understand prior to investing in the Buffered PLUS.
The issuer has filed a registration statement (including a prospectus as supplemented by an underlier supplement, product supplement and the preliminary pricing supplement) with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the accompanying prospectus in that registration statement and the other documents the issuer has filed with the SEC, including the accompanying preliminary pricing supplement, product supplement and underlier supplement, for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free at 1-855-303-3234. Our Central Index Key, or CIK, on the SEC website is 0000947263.
Risk Considerations
The risks set forth below are discussed in more detail in the “Risk Factors” section in the preliminary pricing supplement. Please review those risk factors carefully prior to making an investment decision.
Risks Relating to Return Characteristics
■	You may lose up to 85.00% of your investment in the Buffered PLUS.
■	The stated payout from the issuer applies only at maturity.
■
The potential positive return on the Buffered PLUS from any negative performance of the underlying index is limited by the buffer amount and the return on the Buffered PLUS may change significantly despite only a small difference in the degree of change of the final index value relative to the initial index value.

■	Your potential return on the Buffered PLUS is limited to the maximum upside gain.
■	You will not receive any interest payments.
■	The amount payable on the Buffered PLUS is not linked to the value of the underlying index at any time other than the valuation date.
■	Owning the Buffered PLUS is not the same as owning the index constituent stocks.
■	The absolute return feature is not the same as taking a short position directly in the underlying index or any index constituent stocks.
Risks Relating to Characteristics of the Underlying Index
■	An investment in the Buffered PLUS involves market risk associated with the underlying index.
■	There can be no assurance that the investment view implicit in the Buffered PLUS will be successful.
■	The Buffered PLUS are subject to small-capitalization stock risks
■	The underlying index reflects price return, not total return.
■	Changes affecting the underlying index could have an adverse effect on the market value of, and any amount payable on, the Buffered PLUS.
■	There is no affiliation between the index sponsor and TD, and TD is not responsible for any disclosure by such index sponsor.
Risks Relating to Estimated Value and Liquidity
■	The estimated value of your Buffered PLUS is expected to be less than the public offering price of your Buffered PLUS.
■	The estimated value of your Buffered PLUS is based on our internal funding rate.
■	The estimated value of the Buffered PLUS is based on our internal pricing models, which may prove to be inaccurate and may be different from the pricing models of other financial institutions.
■
The estimated value of your Buffered PLUS is not a prediction of the prices at which you may sell your Buffered PLUS in the secondary market, if any, and such secondary market prices, if any, will likely be less than the public offering price of your Buffered PLUS and may be less than the estimated value of your Buffered PLUS.

■	The temporary price at which the agent may initially buy the Buffered PLUS in the secondary market may not be indicative of future prices of your Buffered PLUS.
■	The underwriting discount, offering expenses and certain hedging costs are likely to adversely affect secondary market prices.
■	There may not be an active trading market for the Buffered PLUS — sales in the secondary market may result in significant losses.
■	If the value of the underlying index changes, the market value of your Buffered PLUS may not change in the same manner.
Risks Relating to General Credit Characteristics
■	Investors are subject to TD’s credit risk, and TD’s credit ratings and credit spreads may adversely affect the market value of the Buffered PLUS.
Risks Relating to Hedging Activities and Conflicts of Interest
■	There are potential conflicts of interest between you and the calculation agent.
■	The valuation date, and therefore the maturity date, are subject to market disruption events and postponements.
■	Trading and business activities by TD or its affiliates may adversely affect the market value of, and return on, the Buffered PLUS.
Risks Relating to Canadian and U.S. Federal Income Taxation
■	Significant aspects of the tax treatment of the Buffered PLUS are uncertain.
Underlying Index
For information about the underlying index, including historical performance information, see “Information About the Underlying Index” in the preliminary pricing supplement.

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